Exhibit 10.8

ALLEGRO MICROSYSTEMS, INC.

ANNUAL INCENTIVE PLAN

1. PURPOSE AND BACKGROUND

The purpose of this Annual Incentive Plan (the “Plan”) of Allegro MicroSystems, Inc., which together with all of its direct and indirect subsidiaries is hereinafter referred to as the “Company,” is to foster critical focus on Company financial goals, as well as business unit/functional goals and individual goals, by providing performance-based compensation in accordance with attainment of such goals, which will be beneficial to the Company and its shareholders. This Plan is being adopted under and pursuant to the Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. This Plan provides for the payment of annual incentive compensation to Participants (as defined below) in the form of cash bonuses (“Awards”) determined on a fiscal year (“Fiscal Year”) basis.

2. ELIGIBILITY

2.1 Participants. Except as provided elsewhere in this Section 2, Employees (as defined in the 2020 Plan) of the Company who are specifically notified of eligibility by the Company and who do not participate in another annual incentive plan, for example, the Company’s Sales Incentive Plan, or Allegro MicroSystems Philippines, Inc.’s Variable Pay Plan. The Committee may, from time to time, revise the persons who are eligible for participation in the Plan without the necessity of formal amendment of this Plan. Any eligible person who receives an Award under this Plan, or who is advised by the Company of their potential eligibility for an Award, is hereinafter referred to as a “Participant.” No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Fiscal Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Fiscal Year, to be selected as a Participant in any subsequent Fiscal Year. The terms and conditions under which a Participant may participate in the Plan shall be determined by the Committee (or its appropriately designated delegate, including those officers of the Company set forth in Section 4 of the Plan) in its sole discretion.

2.2 Required Service; Forfeiture. Except as provided in Section 2.3 or as otherwise determined by the Committee, no Participant is eligible to receive an Award with respect to a Fiscal Year unless such person provides continuous service to the Company or a subsidiary of the Company until the date that such Awards are paid by the Company in respect of that Fiscal Year. The Company shall determine whether an approved leave of absence constitutes continuous service for this purpose. A Participant who is not an Employee on the date that Awards are paid by the Company shall have no right to receive an Award.

2.3 Partial Service. The Company may, at its sole discretion, elect to pay a prorated Award to a Participant (i) who begins service with the Company or a subsidiary of the Company after the beginning of a Fiscal Year but before the start of the Company’s fourth quarter of the Fiscal Year or (ii) who leaves the employ of the Company before the date that Awards are paid by the Company due to death, involuntary termination without Cause (as such term is defined in the 2020 Plan), Disability (as such term is defined in the 2020 Plan), or Retirement (as such term is defined in the 2020 Plan), provided in each such case that the terminated Participant has provided service for 50% or more of the Fiscal Year for which the Award is paid. If awarded, the Award amount will be prorated based on a fraction, the numerator of which is the number of days the Participant participated in the Plan during the Fiscal Year through the date of termination and the denominator of which is the total number of days in the Fiscal Year. Such fraction will be multiplied to produce a Participant’s prorated Award by (i) the Participant’s target Award if the Performance Metrics (as defined below) are trending at a level of payout for the Fiscal Year at or greater than the target Award at the time of termination, or (ii) trending performance if the Performance Metrics are trending at a level of payout for the Fiscal Year at less than target at the time of termination. If it is determined that a terminated Participant is entitled to a prorated Award, such prorated Award will be paid as soon as practicable following the date of termination, but no later than 30 days after termination or after the required waiting period determined by the general release of claims described in Section 2.4 below.

2.4 Participant Disability or Other Termination. In the event a Participant’s employment terminates due to Disability or for any other reason with the Company before the date on which Awards are paid to Participants pursuant to Section 3.4 and that Participant was otherwise entitled to payment of an Award for that Fiscal Year, the Company may require a general release of claims against the Company and its affiliates (including their respective shareholders, directors, officers, employees and affiliates) prior to providing payment of that Award. Any such release of claims will be on a form provided by the Company and relate to that Participant’s employment and termination or resignation of employment with the Company or a subsidiary of the Company.

3. AWARD POOL, PERFORMANCE METRICS AND AWARDS

3.1 Award Pool. For each Fiscal Year, an “Award Pool” that is available for the payment of all Awards to Participants under the Plan will be established by the Committee. The Award Pool will be equal to the dollar value of the aggregate target Award amounts of all active Participants, as adjusted to account for new Participants joining and other Participants leaving the Plan during an applicable Fiscal Year. At the close of a Fiscal Year, the final Award Pool size will be fixed by the Committee by multiplying the Award Pool by the percentage of achievement of the Performance Metrics, as determined by the Committee (the “Final Award Pool”). Notwithstanding the foregoing, the Committee may determine a Final Award Pool amount different than what would be determined under the procedure set forth above in this Section 3.1 based on unanticipated changes in business conditions, extraordinary events, or such other factors as the Committee may consider, in its discretion.

3.2 Performance Metrics. Near the beginning of each Fiscal Year, the Committee will formally establish specific performance metrics (the “Performance Metrics”) for the Fiscal Year, the weightings of each Performance Metric (if the Committee establishes more than one Performance Metric for the applicable Fiscal Year), and the levels of achievement (e.g., Threshold, Target, Maximum), if any, for each Performance Metric. These Performance Metrics will be objectively determinable goals based upon one or more financial, operational or strategic measures determined at the discretion of the Committee. When the Performance Metrics are determined by the Committee, such Performance Metrics, the weighting assigned to, and the levels of achievement (e.g., Threshold, Target, Maximum), if any, for each Performance Metric shall be specified in the Performance Metrics approved by the Committee; provided, however, that the Committee may adjust the Performance Metrics in its sole discretion for any specified circumstance or event that occurs during the applicable Fiscal Year, including, by way of example but without limitation, the following: (i) non-recurring items impacting the calculation; (ii) the effect of changes in tax laws, accounting principles or other laws or provisions; and (iii) acquisitions or divestitures. Performance Metrics may, but need not, be determinable in conformance with generally accepted accounting principles. Following the completion of the Fiscal Year, the Committee shall certify the actual achievement of the Performance Metrics under the Plan. The aggregate percentage achievement of the Performance Metrics shall be multiplied by the Award Pool to determine the Final Award Pool, as described above. Notwithstanding the foregoing, in no event shall the amount of the Final Award Pool exceed 200% of the Award Pool, regardless of the performance of the Performance Metrics during the applicable fiscal year.

3.3 Methodology for Participant Awards. As described in Sections 3.1 and 3.2, the Company will establish the Final Award Pool based on the achievement of the Performance Metrics. The Company reserves the right to establish a holdback budget from the Final Award Pool to differentiate outstanding performance among Participants. Award amounts for any Participant who is an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) must be approved by the Committee, with the exception of any Award to the Chief Executive Officer, which must be approved by the Company’s Board of Directors (collectively, the “Committee and Board Required Approvals”). For all other Participants, Award amounts will be recommended by individual managers (as described below) and determined by the Committee or the Bonus Plan Administrative Committee (as defined in Section 4). In no event will a Participant’s Award for a Participant who is a Section 16 Officer or “Executive Officer” (as such term is defined under the Securities Exchange Act of 1934, as amended) of the Company exceed 200% of such Participant’s target Award (the “Plan Payout Cap”). After the amount of the Award Pool can be reasonably anticipated, Company management will provide managers with a budgeted amount available for Awards to the total group of Participants for whom each manager manages compensation. Managers will recommend to Company management the amounts of the Awards to Participants that they manage, which amounts are based on the individual performance of each Participant and the Participant’s target Award relative to the Final Award Pool. Manager recommendations will be subject to approval and adjustment by the Bonus Plan Administrative Committee. In no event shall the aggregate amount of all Awards exceed the amount of that Fiscal Year’s Final Award Pool.

3.4 Final Award Payments; Tax Withholding. After completion of the Fiscal Year, final Awards will be recommended by individual managers (as described in Section 3.3 above) and determined and approved by the Committee or Bonus Plan Administrative Committee, as applicable, as provided for in this Plan. Final Awards will typically be paid as soon as reasonably practicable following approval of the Performance Metrics and the Final Award Pool by the Committee, but in no event shall Awards be paid after the one hundredth (100th) day following the end of the Fiscal Year. The Company or any of its affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such affiliate, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld.

3.5 Disclaimer. Notwithstanding the methodology set forth in this Section 3 for determining an Award Pool and the amount of individual Awards, neither the Committee nor the Company shall be required to strictly comply with the procedures set forth herein, except with respect to the Committee and Board Required Approvals and the Plan Payout Cap. Such procedures are intended as guidelines for administration of the Plan, but not as binding legal requirements. No Employee is guaranteed a right to receive: (i) an Award of any particular size based on the percentage of base salary assigned as an anticipated target Award, (ii) an Award consistent with any statements or predictions by Company Employees, managers, or other senior-level employees as to the likelihood of an Award, or (iii) any Award at all.

4. ADMINISTRATION

This Plan shall be administered by the Committee. The Committee shall have full and final authority to interpret this Plan and to make all determinations necessary or appropriate for its administration. Determinations by the Committee on any matter relating to this Plan or Awards hereunder shall be conclusive and binding. To assist the Committee in the efficient management of the Plan, the Committee has delegated administration of the Plan with respect to Participants who are not Section 16 Officers to a committee of officers of the Company, consisting of the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Chief Human Resources Officer (the “Bonus Plan Administrative Committee”). For the avoidance of doubt, none of the officers delegated administration of the Plan in the preceding sentence may make any determination that affects only such officer’s individual Award.

No member of the Committee, or any director, officer, Employee, manager or shareholder of the Company or any subsidiary of the Company, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan. Such persons shall be entitled to indemnification and reimbursement by the Company or its subsidiary, as applicable, in respect of any claim, loss, damage or expense (including attorneys’ fees) to the fullest extent permitted by law.

5. MISCELLANEOUS PROVISIONS

5.1 Effective Date and Term of Plan. This Plan is effective as of the commencement of the 2025 Fiscal Year, which commenced on March 30, 2024. This Plan shall continue in effect until such time as it is terminated by the Committee.

5.2 Amendment; Termination. The Committee may amend, modify, suspend or terminate this Plan at any time. No Participant shall have any vested right, interest or entitlement to any Award hereunder prior to its payment. The Company shall notify affected Participants of any Plan termination or any material amendment that, in the Company’s discretion, may adversely affect the Participant.

5.3 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Award hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability.

5.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would cause the application of any other law.

5.5 Assignability. Unless otherwise determined by the Committee, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 5.5 shall be null and void.

5.6 Change in Control. In the event of a Change of Control (as defined in the 2020 Plan) prior to the end of the Fiscal Year, the Fiscal Year shall be deemed to end on the date of the Change of Control, and the Performance Metrics shall be deemed to have been achieved at the greater of target or trending levels for the pro-rata portion of the Fiscal Year that elapsed through the date of the Change of Control (which deemed achievement shall be taken into account for all purposes of this Plan in calculating Awards). In such event, any Award earned shall be paid to Participants on such pro-rata basis in accordance with the provisions of Section 2.3, but subject to the Committee’s overall discretion as provided in Section 4. In the event of a Change of Control after the end of the Fiscal Year but prior to the payment of the Awards, the Performance Metrics shall be deemed to have been achieved at actual levels for the full amount of the Awards. In such event, any Award earned shall be paid to Participants in accordance with the provisions of Section 3.4, but subject to the Committee’s overall discretion as provided in Section 4.

5.7 Compensation Recoupment Policy. Any Award paid to Participants shall be subject to the terms and conditions of the Allegro MicroSystems, Inc. Policy for Recovery of Erroneously Awarded Compensation, as may be amended, modified, and/or supplemented from time to time and any successor, substitute, or replacement policy thereto.

5.8 Exclusion from Section 409A. This Plan is intended to provide “short-term deferrals” as described in Treasury Regulation § 1.409A-1(b)(4) under Section 409A of the Internal Revenue Code of 1986, as amended (or successor guidance thereto), and not to be a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code. The Plan shall be administrated and interpreted consistent with that intent.

5.9 Unfunded Plan. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

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Adopted and approved by the Committee on May 20, 2024